EXHIBIT 10.1

FIRST AMENDMENT TO LICENSE AND CONDITIONAL SALE AGREEMENT

July 28, 2025

This First Amendment (this “Amendment”) applies to the License and Conditional Sale Agreement (the “Original Agreement”, and together with this Amendment, the “Agreement”), dated as of February 4, 2025, by and between Revver Digital, LLC, a Delaware limited liability company and wholly-owned subsidiary of One Water Marine Inc., having principal offices located at 6275 Lanier Islands Parkway, Buford, GA 30518 (“OWM”), and Twin Vee PowerCats Co., a Delaware corporation, having principal offices located at 3101 S US Highway 1, Fort Pierce, Florida 34982 (“TVP”). This Amendment is effective as of July 14, 2025 (“Effective Date”), by and among OWM, TVP, and Wizz Banger, Inc., a Florida corporation and subsidiary of TVP (“Wizz Banger”, and, together with OWM and TVP, the “Parties”, and each, a “Party”). Capitalized terms used herein without definition shall have the meanings assigned in the Original Agreement.

WHEREAS, the Parties desire to effect the assignment of the Agreement from TVP to Wizz Banger; and

WHEREAS, the Parties desire to amend the definition of “Foreground Intellectual Property” set forth in Annex 1 to the Original Agreement to clarify the parties respective rights thereunder, provide for guaranty by TVP of Wizz Banger’s obligations and liabilities under the Agreement as provided below and effect other amendments to the Original Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree to amend the Original Agreement as follows:

1.	Assignment. From and after the date of this Amendment, all rights and obligations of TVP under the Agreement, including but not limited to: (i) the exclusive license granted to TVP under the Agreement; (ii) the right to purchase OWM’s right, title and interest in and to the Licensed Intellectual Property, all Foreground Intellectual Property, and all OWM Background Intellectual Property used exclusively in the conduct of the Business; and (iii) the payment of the Revenue-Sharing Royalties, are hereby assigned to and assumed by Wizz Banger. The Parties agree that the Original Agreement is hereby amended to effectuate this assignment and assumption by: (i) substituting “Wizz Banger, Inc., a Florida corporation” for “Twin Vee PowerCats Co., a Delaware corporation” in the preamble; (ii) substituting “Wizz Banger” for “TVP” in each place that defined term is used; and (iii) substituting “Wizz Banger, Inc.” for “Twin Vee PowerCats Co.” in Section 18.4. In accordance with the foregoing, except as set forth in Section 6 of this Amendment, OWM agrees to look to Wizz Banger, rather than TVP, for any and all obligations arising out of, related to, or in connection with the Agreement from and after the Effective Date.

2.	Definition of Foreground Technology. The definition of “Foreground Intellectual Property” set forth in Annex 1 to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Foreground Intellectual Property” means any and all of the Intellectual Property developed with respect to, or for incorporation into, the Licensed Intellectual Property, that are either developed by OWM alone or developed by OWM and Wizz Banger (and/or its Affiliates) jointly.”

3.	The following sentence is added to the end of Section 2.5 of the Original Agreement:

“Notwithstanding anything to the contrary contained in this Agreement, upon full payment of the Minimum Purchase Price and satisfaction or provision of the conditions set forth in Section 2.7(a) and Section 2.7(b), all Licensed Intellectual Property shall be owned by Wizz Banger or its assignee, regardless of whether the conditions set forth in Section 2.6 or Sections 2.7(c)-(e) are met.”

4.	Section 6.3(f) of the Original Agreement is deleted in its entirety and replaced with the following:

“(f) If Wizz Banger fails to make (i) timely and proper payment of any portion of the Purchase Price due and payable within thirty (30) Business Days after becoming due and payable pursuant to this Section 6 or (ii) fails to make payment in full of the Minimum Purchase Price by the sixth (6th) anniversary of the Effective Date (the “Drop-Dead Date”), OWM may, in addition to, and not in lieu of, all other remedies available hereunder or under applicable Law, terminate this Agreement for cause upon thirty (30) days’ written notice to Wizz Banger in accordance with the provisions of Section 17.2 hereof; provided, however that if Wizz Banger makes the full payments due within such thirty (30) day period, then the right of OWM to terminate the Agreement in accordance with the provisions of Section 17.2 hereof shall terminate.”

6.	Guaranty. In consideration of the benefits that continue to be derived by TVP, and in order to induce OWM to enter into this Amendment, TVP, as principal obligor and not merely as surety, hereby absolutely, unconditionally, and irrevocably guarantees to OWM all obligations and liabilities of Wizz Banger under the Agreement, plus all costs, expenses, and fees (including reasonable attorneys’ fees) in any way relating to the enforcement or protection of any of OWM’s rights under the Agreement. OWM shall not be obligated to enforce or exhaust its remedies against Wizz Banger under the Agreement or otherwise before proceeding to enforce this guaranty. TVP agrees that TVP’s liability hereunder shall not be discharged or impaired by any bankruptcy, insolvency, reorganization, or other event of Wizz Banger. TVP waives all defenses, setoffs, and counterclaims that Wizz Banger may have or assert against OWM, and waives any right to require OWM to proceed first against Wizz Banger or any collateral. The guaranty provided by this Section 5 by TVP to OWM shall terminate upon the consummation of an initial public offering by Wizz Banger.

7.	Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

8.	No Other Amendments; Confirmation. All other terms of the Original Agreement shall remain in full force and effect. The Original Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

10.	Governing Law. This Amendment is made and shall be construed and performed under the laws of the State of Florida without regard to its choice or conflict of law principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the day and year first above written.

REVVER DIGITAL, LLC

By:	/s/ Jack Ezzell
Name:	Jack Ezzell
Title:	Chief Financial Officer

TWIN VEE POWERCATS CO.

By:	/s/ Joseph Visconti
Name:	Joseph Visconti
Title:	Chief Executive Officer

WIZZ BANGER, INC.

By:	/s/ Joseph Visconti
Name:	Joseph Visconti
Title:	Chief Financial Officer